For the period ended (a) October 31, 1997
File number (c) 811-6391

                        SUB-ITEM 77J

            Restatement of Capital Share Account

      The Prudential Pacific Growth Fund, Inc.
accounts  for  and  reports  distributions  to
shareholders  in accordance with the  American
Institute  of  Certified  Public  Accountants'
Statement  of  Position  93-2:  Determination,
Disclosure,     and    Financial     Statement
Presentation  of  Income,  Capital  Gain,  and
Return  of Capital Distributions by Investment
Companies.    The  effect  of  applying   this
statement  was  to increase undistributed  net
investment  income by $6,073,225 and  increase
paid   in   capital  in  excess  of   par   by
$1,319,749   and   decrease  accumulated   net
realized  gains by $7,392,974 for  differences
in  the treatment for book and tax purposes of
certain    transactions   involving    foreign
securities, currencies and withholding  taxes.
Net investment income, net realized gains and net assets were not affected by this change.